EXHIBIT 21.1

List of SigmaTel’s Subsidiaries

Name of subsidiary

SigmaTel Hong Kong, Ltd.

Jurisdiction of incorporation

Hong Kong

Name under which subsidiary does business

SigmaTel Hong Kong, Ltd.